EXHIBIT 99

FOR RELEASE 4:00 p.m. April 23, 2003

VALLEY FINANCIAL CORPORATION

36 Church Avenue, S.W.

Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer

A. Wayne Lewis, Executive Vice President and Chief Operating Officer

(540) 342-2265

VALLEY FINANCIAL CORPORATION QUARTERLY EARNINGS UP SHARPLY

ROANOKE, VIRGINIA. April 23, 2003 — Roanoke-based Valley Financial Corporation (OTC -VYFC) announced today its consolidated financial results. For the three months ended March 31, 2003 Valley Financial reported net income of $582,000 compared with $474,000 for the same three months of 2002, a 23% increase. Fully diluted earnings per share were $.30 in 2003’s first quarter versus $.25 in 2002. The Company’s return on average total assets was .94% for the first quarter and its return on average shareholders’ equity was 12.34%, compared with .96% and 11.51%, respectively, reported for the same period in 2002.

At March 31, 2003 Valley Financial’s total assets were $266,606,000, total deposits were $192,819,000, total loans stood at $195,128,000 and total shareholders’ equity was $19,601,000. Compared with March 31, 2002 the Company experienced increases of $59,715,000 or 29% in total assets, $44,200,000 or 30% in total deposits and $38,021,000 or 24% in total loans over the twelve-month period.

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Press Release

Valley Financial Corporation

April 23, 2003

Ellis L. Gutshall, President and Chief Executive Officer of Valley Financial, stated “The quarter ended March 31 was a good beginning to what we expect will be another excellent year in 2003. We continued to enjoy strong growth in earning assets, coupled with a relatively stable though lower net interest margin. Margins are being pressured as asset yields fall faster than funding costs, reflecting continued slides in interest rates. For example, the yield on the one-year Treasury has dropped half a percentage point in the last six months. Our net interest margin for the first quarter was 4.11%, down from 4.22% for the same time last year but better than the 3.89% margin recorded in the fourth quarter of 2002.”

Gutshall expressed his pleasure with the strong balance sheet and earnings growth for the quarter, noting that “Loans and deposits went up at annualized growth rates of 21% and 24%, respectively. We have consistently demonstrated the ability, in a highly competitive banking market, to increase our primary balance sheet components at seven to ten times the growth rate of both the local economy and the bank deposit base in the Roanoke Valley. This falls directly to the bottom line, and is reflected in the 23% increase in net income reported for 2003’s first quarter. Also driving our earnings performance for the quarter was an impressive rise in fee income. Loan fees were up 87% and noninterest income was up 78% over last year.”

Noting that there are early indications of pending improvement in the national economy, Gutshall said “We are encouraged by the leading indicators and hopeful that improved geopolitical conditions will result in faster economic growth, but we remain cautious. During the first quarter we brought the loan loss reserve to 1.17% of net loans, up from 1.10% at yearend 2002. At the same time, asset quality ratios have improved from their very respectable levels of a year ago, and compare quite favorably to peers. As of March 31, 2003 non-performing assets were only 0.35% of net loans and foreclosed properties, and 0% of our loans were past due more than ninety days.”

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Press Release

Valley Financial Corporation

April 23, 2003

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals. Valley Bank currently operates from six full-service offices at 36 Church Avenue, 2203 Crystal Spring Avenue and 1518 Hershberger Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem and 1003 Hardy Road in the Town of Vinton. Construction has begun on a seventh full-service office at the intersection of Route 419 and Keagy Road, next to Lewis-Gale Hospital in the City of Roanoke. The bank’s Internet site at www.myvalleybank.com is available for online banking and corporate information.

The Common Stock of Valley Financial Corporation is traded over the counter under the symbol VYFC, and is quoted on the OTC Bulletin Board, an electronic quotation and trade reporting service of the National Association of Securities Dealers.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

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Press Release

Valley Financial Corporation

April 23, 2003

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	March 31 2003	December 31 2002	March 31 2002
Total assets	$266,606	$248,846	$206,891
Total loans	195,128	185,661	157,107
Investments	42,920	42,405	36,033
Deposits	192,819	182,243	148,619
Borrowed funds	52,850	45,864	40,217
Stockholders’ equity	19,601	19,024	16,554
Non-performing assets to net loans and foreclosed properties	0.35%	0.32%	0.53%
Loans past due more than 90 days to total loans	0.00%	0.21%	0.25%
Allowance for loan losses to net loans	1.17%	1.10%	1.06%
Book value per share, exclusive of accumulated other comprehensive income (loss)*	$10.56	$10.24	$9.28

*	Adjusted as necessary to reflect the 3 - for - 2 stock split effective May 30, 2002

Press Release

Valley Financial Corporation

April 23, 2003

VALLEY FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31
	2003	2002
Interest income	$3,634	$3,169
Interest expense	1,330	1,267
Net interest income	2,304	1,902
Provision for loan losses	258	187
Net interest income after provision for loan losses	2,046	1,715
Noninterest income	303	170
Noninterest expense	1,679	1,218
Net income before taxes	670	667
Provision for income taxes	88	193
Net income	$582	$474
Basic net income per share*	$0.32	$0.26
Diluted net income per share*	$0.30	$0.25
Return on average total assets	0.94%	0.96%
Return on average total equity	12.34%	11.51%
Yield on earning assets (TEY)	6.41%	6.97%
Cost of funds	2.33%	2.84%
Net interest margin	4.11%	4.22%
Overhead efficiency ratio (core)	55.23%	57.75%

*	Adjusted as necessary to reflect the 3 - for - 2 stock split effective May 30, 2002